Exhibit 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 DECLARES SEMI-ANNUAL DIVIDEND

New York, New York August 18, 2020– Network-1 Technologies, Inc. (NYSE American: NTIP) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per common share pursuant to its dividend policy.  The semi-annual cash dividend of $0.05 per share is payable on September 30, 2020 to all common stockholders of record as of September 14, 2020.

The dividend policy of Network-1 will undergo a periodic review by the Board of Directors and is subject to change at any time depending on the earnings of Network-1, its financial requirements and other factors existing at the time. Future declarations of semi-annual dividends and the establishment of future record and payment dates are subject to the final determination and discretion of the Board of Directors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-four (84) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing efforts for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $147,000,000 from May 2007 through June 30, 2020. Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2020 with respect to its Mirror Worlds Patent Portfolio.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770